Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
     We consent to the reference to our firm under the caption “Experts” and to the use of our report dated October 19, 2009, in the Registration Statement (Form S-4) and related Prospectus of RailAmerica, Inc. for the registration of $740 million of its debt securities.

/s/ Ernst & Young LLP

Jacksonville, Florida
October 19, 2009